Exhibit 10.39

Notice of Grant of Performance-Vesting Restricted Stock Units (Employee)	Anacor Pharmaceuticals, Inc. ID: [•] 1020 East Meadow Circle Palo Alto, CA 94303
[NAME OF PARTICIPANT] [ADDRESS] [CITY, STATE, ZIP]	AWARD NUMBER: [•] PLAN: [•] ID: [•]

Anacor Pharmaceuticals, Inc. (the “Company”) hereby grants to you the number of performance-vesting restricted stock units (“PSUs”) set forth below (this “Award”). This Award is subject to all of the terms and conditions set forth in this Notice of Grant of Performance-Vesting Restricted Stock Units (this “Grant Notice”), the Anacor Pharmaceuticals, Inc. 2010 Equity Incentive Plan (the “Plan”) and the Performance-Vesting Restricted Stock Unit Award Agreement (the “Award Agreement”), which is attached hereto.  Capitalized terms not defined in this Grant Notice but defined in the Award Agreement or the Plan will have the meanings assigned to such terms in the Award Agreement or the Plan, as applicable.  Except as expressly provided in the Award Agreement, in the event of any conflict between the provisions of this Grant Notice or the Award Agreement and those of the Plan, the provisions of the Plan will control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of PSUs:

Additional Terms/Acknowledgements: By accepting this Award, whether electronically or otherwise, you acknowledge receipt of, and understand and agree to, this Grant Notice, the Award Agreement, the Plan, and the stock plan prospectus for the Plan. Unless otherwise specified in a written agreement between the Company and you, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding this Award and supersede all prior oral and written agreements on the terms of this Award. By accepting this Award, whether electronically or otherwise, you consent to receive the Plan and other related documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you have had an opportunity to obtain the advice of counsel prior to accepting this Award.

Attachments:                                    Award Agreement

ANACOR PHARMACEUTICALS, INC.
2010 EQUITY INCENTIVE PLAN
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT (EMPLOYEE)

Pursuant to the Notice of Grant of Performance-Vesting Restricted Stock Units to which this agreement is attached (the “Grant Notice”) and this Performance-Vesting Restricted Stock Unit Award Agreement (including Appendix A attached hereto, this “Award Agreement”) and in consideration of your services, Anacor Pharmaceuticals, Inc. (the “Company”) has granted you a Performance-Vesting Restricted Stock Unit Award (this “Award”) under its 2010 Equity Incentive Plan (the “Plan”) for the number of Performance-Vesting Restricted Stock Units (“PSUs”) indicated in the Grant Notice.  Capitalized terms not defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the meanings assigned to such terms in the Plan.

The details of this Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                                      GRANT OF THE AWARD.  This Award represents your right to be issued on a future date one share of the Company’s Common Stock for each PSU that vests.  As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of PSUs subject to this Award.  This Award was granted in consideration of your services to the Company.  Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of this Award, the vesting of the PSUs or the delivery of the Common Stock to be issued in respect of this Award.

2.                                      VESTING.

(a)                                 Subject to Sections 2(b) and 2(c) below, as applicable, (i) this Award will vest in accordance with Appendix A attached hereto, (ii) vesting will cease upon the termination of your Continuous Service and (iii) upon such termination of your Continuous Service, the PSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such PSUs or the shares of Common Stock to be issued in respect thereof. For purposes of this Award Agreement, in the event of a Change in Control, “Continuous Service” shall include continued service as an employee, director or consultant of the Company, its successor or any of their respective Affiliates following the Change in Control.

(b)                                 Notwithstanding anything to the contrary in this Award Agreement or the Plan, if (i) the Trigger Date (as defined in Appendix A) has not occurred and (ii) either (x) a Change in Control occurs prior to the second anniversary of the Vesting Commencement Date or (y) (1) a definitive written agreement has been executed prior to the second anniversary of the Vesting Commencement Date providing for a transaction or series of transactions that, if approved and consummated, would constitute a Change in Control and (2) a Change in Control occurs within twelve (12) months following the execution of such definitive written agreement (whether pursuant to such definitive written agreement or otherwise), then the Trigger Date shall be deemed to have occurred as of the effective date of the Change in Control and, subject to your Continuous Service through the applicable vesting date, 50% of the PSUs that are outstanding pursuant to this Award as of the effective date of the Change in Control (in the event that such Change in Control is a Change in Control satisfying Section 2(b)(ii)(x) above) or the date of the execution of a definitive written agreement satisfying Section 2(b)(ii)(y)(1) above (in the event that such Change in Control is a Change in Control satisfying Section 2(b)(ii)(y) above), as applicable, shall vest on the first anniversary of the effective date of the Change in Control and the remaining 50% of such PSUs shall vest on the second anniversary of the effective date of the Change in Control (subject to appropriate adjustment pursuant to Section 3(a)); provided, however, that this Award shall remain subject to earlier vesting (i) in the event of a Qualifying Termination under Section 2(c) below or (ii) in the event that the Trigger Date occurs following the date of the execution of any definitive written agreement satisfying Section 2(b)(ii)(y)(1) above but prior to the second anniversary of the Vesting Commencement Date.  For the avoidance of doubt, any PSUs that are outstanding pursuant to this Award as of the effective date of any Change in Control satisfying Section 2(b)(ii)(x) above or the date of the execution of any definitive written agreement satisfying Section 2(b)(ii)(y)(1) above, as applicable, shall remain outstanding and shall not be forfeited and cancelled (including on the second anniversary of the Vesting Commencement Date pursuant to paragraph (b) of Appendix A) prior to the determination of whether the foregoing vesting conditions are met.

(c)                                  Notwithstanding anything to the contrary in this Award Agreement or the Plan, if (a) you are an employee at the level of Vice President or above at the time of a termination of employment with the Company, its successor or their respective Affiliates and, at any time within ninety (90) days prior to or twelve (12) months following the effective date of a Change in Control (or such other period as is, or may be, set forth in an employment, severance or other similar written agreement between you and the Company or any of its Affiliates), or (b) you are an employee below the level of Vice President at the time of a termination of employment with the Company, its successor or their respective Affiliates and, at any time within twelve (12) months following a Change in Control, in each case, your employment with the Company, its successor or their respective Affiliates terminates by reason of (i) a resignation for Good Reason or (ii) an involuntary termination of employment without Cause (each, a “Qualifying Termination”), then any outstanding PSUs that are unvested pursuant to this Award Agreement shall become fully vested as of the date of such Qualifying Termination; provided that, to the extent this Award is, or becomes, subject to more favorable vesting or settlement terms pursuant to any written agreement between you and the Company or any action explicitly approved by the Board or the Committee, as applicable, this Award shall be subject to both the terms set forth herein and such other applicable terms, applied with the maximum intended benefit to you.  At the time of a Change in Control, the Company, in its sole discretion, may, in addition to any other action permitted pursuant to the terms of the Plan, provide for the termination of this Award in exchange for payment to you of the product of (x) the Fair Market Value of a share of Common Stock underlying this Award as of the date of the Change in Control multiplied by (y) the number of unvested shares of Common Stock underlying this Award at the time of the Change in Control. For purposes of this Award Agreement, “Change in Control” shall mean any single event or series of related events constituting a “Change in Control” (or any analogous term) under (a) clauses (i) through (iv) of the “Change in Control” definition set forth in the Plan (as qualified by clause (A), but not clause (B), of the last paragraph of such definition) and (b) any individual written agreement, including any employment, severance or other similar agreement, between you and the Company or any of its Affiliates, in each case, applied with the maximum intended benefit for you; provided, however, that if no definition of “Change in Control” (or any analogous term) is set forth in an individual written agreement between you and the Company or any of its Affiliates, such term shall have the meaning designated in clause (a) above. “Good Reason” means the occurrence of (a) any event constituting “Good Reason” (or an analogous term) as set forth in any employment, severance or other similar written agreement between you and the Company or any of its Affiliates and (b) any of the following events without your consent: (i) if you are an employee at the level of Vice President or above, a material reduction or change in job duties, responsibilities or authority inconsistent with your position with the Company and your prior duties, responsibilities or authority; (ii) a relocation of your primary workplace by more than 25 miles; (iii) a material reduction of your base compensation; or (iv) a failure to pay your compensation within a reasonable time after it becomes due and payable, in each case, applied with the maximum intended benefit for you; provided, however, that if no definition of “Good Reason” (or any analogous term) is set forth in an employment, severance or other similar written agreement between you and the Company or any of its Affiliates, such term shall have the meaning designated in clause (b) above; provided, further, that any event described in clause (b) above shall constitute Good

Reason only if (x) you provide the Company with written notice specifying the event alleged to constitute Good Reason within 90 days following the first occurrence of such event and (y) the Company fails to cure such event within 30 days after the Company’s receipt from you of such written notice.

3.                                      NUMBER OF PSUS & SHARES OF COMMON STOCK.

(a)                                 The PSUs subject to this Award will be adjusted from time to time for Capitalization Adjustments and as contemplated by the definition of “Performance Goals” set forth in the Plan.

(b)                                 Any additional PSUs and any shares, cash or other property that become subject to this Award pursuant to this Section 3 will be subject, in a manner determined by the Board or the Committee, as applicable, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PSUs and shares covered by this Award.

(c)                                  No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3.  Any fraction of a share will be rounded down to the nearest whole share.

4.                                      TRANSFERABILITY.  Except as otherwise provided in this Section 4, this Award is not transferable, except by will or by the laws of descent and distribution.

(a)                                 Limitations on Transfer; Compliance with “Blackout” Window Period. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to this Award until the shares are issued to you in accordance with this Award Agreement.  After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, any applicable Company policies (including, but not limited to, insider trading and window period policies) and applicable securities laws. By accepting this Award, whether electronically or otherwise, you agree not to sell any such shares following a termination of your employment with the Company for any reason until the expiry of any “blackout” or other designated window period in which sales of shares of Common Stock are not permitted in place at the time of your termination.

(b)                                 Certain Trusts.  Upon receiving written permission from the Company’s General Counsel or his or her designee, you may transfer this Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while this Award is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

(c)                                  Domestic Relations Orders.  Upon receiving written permission from the Company’s General Counsel or his or her designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer this Award pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.

(d)                                 Beneficiary Designation.  Upon receiving written permission from the Company’s General Counsel or his or her designee, you may, by delivering written notice to the Company (including electronically) in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Award Agreement. In the absence of such a designation, your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Award Agreement.

5.                                      DATE OF ISSUANCE.  Subject to the satisfaction of the withholding obligations set forth in Section 8, in the event one or more PSUs vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each PSU that vests and each such issuance date is referred to as an “Original Issuance Date”; provided that, in the Company’s sole discretion and upon written notice to you, the Company may require that such issuance be effectuated by transferring or arranging to have transferred such shares into a brokerage account designated by the Company for your benefit. If an Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day. However, if (i) an Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including, but not limited to, under a previously established Company-approved 10b5-1 trading plan), and (ii) the Company elects, prior to such Original Issuance Date, (1) not to satisfy the Withholding Taxes described in Section 8 by withholding shares of Common Stock from the shares otherwise due, on such Original Issuance Date, to you under this Award, (2) not to permit you to enter into a “same-day sale” commitment with a broker-dealer pursuant to the terms of the Plan (including, but not limited to, a commitment under a previously established Company-approved 10b5-1 trading plan) and (3) not to permit you to pay your Withholding Taxes in cash, then the shares that would otherwise be issued to you on such Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock (or any adjusted amounts) under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d) (each such Original Issuance Date, as may be delayed pursuant to the terms of this Section 5, an “Issuance Date”).

6.                                      DIVIDENDS.  If a dividend is paid on shares of the Company’s Common Stock during the period commencing on the Grant Date and ending on an Issuance Date with respect to any unvested PSUs, you shall be eligible to receive on the Issuance Date for such PSUs an amount equal to the amount of the dividend that you would have received had the shares of Common Stock underlying such PSUs been distributed to you as of the time at which such dividend is paid; it being understood that no such amount shall be payable with respect to any PSUs that are forfeited. Such amount shall be paid to you on the applicable Issuance Date in the same form (cash, shares of Common Stock or other property) in which such dividend is paid to holders of shares of Common Stock generally.

7.                                      NO RIGHTS TO ADDITIONAL AWARDS OR RETENTION.

(a)                                 Each of the Grant Notice, this Award Agreement and the Plan is not an employment or service contract, and nothing in the Grant Notice, this Award Agreement or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any of its Affiliates, or on the part of the Company or any of its Affiliates to continue your employment.  In addition, nothing in the Grant Notice, this Award Agreement or the Plan shall obligate the Company or any of its Affiliates, their respective shareholders, boards of directors, officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or any of its Affiliates.

(b)                                 This Award is a one-time discretionary award and nothing in the Grant Notice, this Award Agreement or the Plan shall confer upon you any claim to be granted future or additional awards under the Plan. The terms and conditions of this Award need not be the same as with respect to other recipients of restricted stock units under the Plan.

8.                                      WITHHOLDING OBLIGATIONS.

(a)                                 You hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any of its Affiliates, if any, which arise in connection with this Award (the “Withholding Taxes”) in accordance with the Plan.

(b)                                 The Company will have no obligation to deliver to you any Common Stock pursuant to this Award unless the Withholding Taxes are satisfied.

(c)                                  In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

9.                                      NO OBLIGATION TO MINIMIZE TAXES.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from this Award or your other compensation. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, whether electronically or otherwise, you have agreed that you have done so or knowingly and voluntarily declined to do so.

10.                               NOTICES.  Any notices provided for in this Award Agreement or the Plan will be given in writing (including electronically) as follows (or to such other address as such party may hereafter specify for the purposes of notices hereunder by written notice to the other party hereto):

If to the Company, to:

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA 94303

Attention: General Counsel

Facsimile: (650) 543-7660

If to you, to the last address that you provided to the Company. Any notices provided for in this Award Agreement or the Plan will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means. By accepting this Award, whether electronically or otherwise, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

11.                               GOVERNING PLAN DOCUMENT.  This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as expressly provided in this Award Agreement, in the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan will control. In addition, this Award (and any compensation paid or shares issued pursuant to this Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

12.                               SEVERABILITY.  If all or any part of the Grant Notice, this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Grant Notice, this Award Agreement or the Plan not declared to be unlawful or invalid. Any section of the Grant Notice, this Award Agreement or the Plan (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

13.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of this Award subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any of its Affiliates, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

14.                               AMENDMENT.  This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Board or the Committee, as applicable, by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board or the Committee, as applicable, reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of this Award which is then subject to restrictions as provided herein.

15.                               COMPLIANCE WITH SECTION 409A OF THE CODE.  This Award is intended to be exempt from Section 409A of the Code by complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and, accordingly, any shares of Common Stock (or other amounts) which become deliverable as of a vesting date under this Award Agreement will be delivered to you promptly (subject to the provisions of this Award Agreement) but in no event later than the 15th day of the third month following the end of the calendar year of such vesting date.  However, should this Award be subject to Section 409A of the Code, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Board or the Committee, as applicable, shall have full authority to give effect to the intent of this Section 15.  The Company shall have no liability to you if the Plan or this Award Agreement or vesting, settlement or payment of this Award is subject to the additional tax and penalties under Section 409A of the Code.

16.                               UNSECURED OBLIGATION; NO SHAREHOLDER RIGHTS.  This Award is unfunded, and as a holder of PSUs, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Award Agreement.  Subject to Section 6, you will not have voting or any other rights as a shareholder of the Company with respect to the shares to be issued pursuant to this Award Agreement until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17.                               SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES.

(a)                                 Subject to Section 4, neither the Grant Notice, this Award Agreement nor any right, remedy, obligation or liability arising thereunder or hereunder or by reason thereof or hereof shall be assignable by you.

(b)                                 The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. All obligations of the Company under this Award will be binding on the Company’s successors and assigns, whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c)                                  Nothing in the Grant Notice or this Award Agreement, expressed or implied, is intended to confer on any person or entity other than the Company and you, and its and your respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of the Grant Notice or this Award Agreement.

18.                               GOVERNING LAW; WAIVER OF JURY TRIAL.

(a)                                 All issues concerning the construction, validity and interpretation of the Grant Notice, this Award Agreement and the Plan and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state. Any legal action or proceeding with respect to the Grant Notice, this Award Agreement or the Plan shall be brought exclusively in a state or federal court of competent jurisdiction located in California, and each of the Company and, by accepting this Award, whether electronically or otherwise, you hereby irrevocably accepts for itself and yourself and in respect of its and your property, respectively, generally and unconditionally, the exclusive jurisdiction of such courts. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Award Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 YOU HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS)

RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THE GRANT NOTICE, THIS AWARD AGREEMENT OR THE PLAN OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

19.                               MISCELLANEOUS.

(a)                                 For purposes of this Award Agreement, the division of this Award Agreement into sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Award Agreement.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c)                                  This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)                                 By accepting this Award, whether electronically or otherwise, you agree to comply with any applicable stock ownership guidelines of the Company as may be implemented or amended from time to time.